Exhibit 10.33

AGREEMENT

Between

WaterChef, Inc.

68 South Service Rd

Suite 100

Melville, N.Y, USA

Hereafter "Wate Chef

And
Bircon Ltd.

40 Jordan St.

POB 182 , Shoham 73142 ISRAEL

Fax : +972-3-9794165

Hereafter "Bircon"

WaterChef is a US based public company engage in development and marketing of water purification systems (hereinafter the "Water Systems") worldwide;

Bircon is an Israeli based private company engaged in design, development and production of ozone based systems and Software development.

WaterChef and Bircon have agreed to co-operate in the development, retrofit, modification, improvement and marketing of water purification systems and other water based products, according to the following terms and conditions:

The first project initiated by WaterChef and developed by Bircon/Tenne on behalf and for WaterChef is the "First Response Unit"

1.      Scope of the agreement

During the term of this agreement, Bircon, through and by its CEO Mr. Gil Tenne, (Tenne), will provide WaterChef with technical consultation,, engineering and production services per WaterChef's requests and needs, (The services), including but not limited to production within Bircon's production partners sites in China.

During the term of this agreement, WaterChef will grant Bircon non exclusive rights to market and sell WaterChef products in Israel and Europe under WaterChef's trademark. (Terms and conditions to be agreed upon in writing)

2.      Duration

This agreement is for an initial period running until December 31st, 2009 (the "Initial Period"). The agreement will be automatically extended for an additional one year after the Initial Period or for any successive one year periods (each of the initial period and/or any successive year will be referred to, hereinafter as a "Contract Year"), as long as neither of the two parties terminates the agreement with a 60 days written notice prior to the end of a Contract Year.

3.      Non-Competition

Bircon will not market and sell, directly or indirectly any "water purification system" that have been especially "tailored", designed and/or modified and/or retrofitted for and per WaterChef's order, request, need etc., unless otherwise agreed between the parties in writing.

4.      Disclaimer and patents- All intellectual property, whether patented or   not, generated in projects that fall within the guidelines of this agreement-in general and, the First Response Unit- in particular, by all parties involved, including Bircon Ltd management, employees, subcontractors, fabricators etc. is and shall remain the sole property of WaterChef unless otherwise agreed in writing.

Tenne will assist WaterChef in filing any necessary request for patents.

5.      Discount

Bircon and Water Chef will cross sale their respective products utilizing their best distributor's prices as agreed upon in writing, from time to time.

6.      Compensation

Cash Compensation- For the services rendered by Bircon and Tenne, WaterChef will pay Bircon a monthly compensation at the rate of five thousand dollars ($5,000), such amount to be paid in arrears, by wire transfer to the bank account that Tenne will designate in writing.

Common stock Purchase Program- Upon consummation of this agreement, Tenne will receive a Common Stock Purchase Warrant for the purchase of three million shares of WaterChef common stock at the closing price on the Over the Counter Bulletin Board (OTC::BB) on the day before the agreement is dated. The warrant shall have a term of four years and, the warrant shares shall vest and become exercisable, at the rate of one million shares each on the first, second and third anniversary dates of the warrant agreement.   Price will be at $.054 per share

7.      Applicable Law and Mediation/ Arbitration

This agreement shall be governed by New York State Law.

In the event any dispute arises out of this agreement, such dispute shall be brought before a sole mediator agreed by the parties. If the parties could not agreed by both parties and, if not resolved by mediation then the dispute shall be brought before a sole arbitrator agreed by both parties. If the parties could not agree on the mediator and/or the arbitrator identity, within 21 days from the date that one of the parties ha srequested mediation or arbitration (per case) in writing, then the Chairman of the US-Israel Chamber of Commerce will appoint the mediator/arbitrator.

Agreed to this 14th day of Dec 2007

Water Chef Inc.	Bircon Ltd:

/s/ Leslie Kessler	/s/ Gil Tenne